Exhibit 99.2

Acceleron and Celgene Announce Updated Results from an Ongoing Phase 2 Study of Luspatercept in Beta-Thalassemia Presented at the 21st Congress of the
European Hematology Association

- Longer term data with investigational drug luspatercept show sustained increases in hemoglobin levels, reduced transfusion burden, and improved patient reported quality of life measures in patients with beta-thalassemia –

- Acceleron to host conference call and live webcast today at 8:00 a.m. EDT (2:00 p.m. CEST) -

CAMBRIDGE, MA and SUMMIT, NJ (June 10, 2016) – Acceleron Pharma Inc. (NASDAQ: XLRN) and Celgene Corporation (NASDAQ: CELG) today announced that preliminary results will be presented from an ongoing long-term Phase 2 extension study in patients with beta-thalassemia during an oral presentation and a separate poster presentation at the 21st Congress of the European Hematology Association (EHA). Results from the presentations showed that 80% (24/30) of patients achieved at least a 20% reduction in transfusion burden and 36% (8/22) of patients achieved a hemoglobin increase of at least 1.5 g/dL in the luspatercept 3-month base study. In the ongoing long-term extension study, 96% (23/24) of patients achieved at least a 20% reduction in transfusion burden and 56% (15/27) of patients achieved a hemoglobin increase of at least 1.5 g/dL. Luspatercept is being developed as part of the global collaboration between Acceleron and Celgene.

“The results from the 3-month luspatercept clinical trial were very promising and the data from longer-term treatment are even more encouraging,” said Professor Antonio Piga, M.D., Ph.D., Director of Pediatrics at San Luigi Gonzaga University Hospital in Torino, Italy and coordinating principal investigator of the study. “Clinicians and patients are in need of safe and effective therapies for the treatment of beta-thalassemia. These Phase 2 luspatercept data provide strong rationale for the ongoing Phase 3 BELIEVE study of luspatercept in regularly transfused beta-thalassemia patients.”

Highlights of the Luspatercept Beta-Thalassemia Data Presented at EHA

Study Design

Data from two Phase 2 studies will be presented at the conference: the completed dose-escalation study in which patients received treatment with luspatercept for three months and the ongoing long-term extension study in which patients receive treatment with luspatercept for up to an additional 24 months. In both the 3-month study and the long-term extension study, red blood cell (RBC) transfusion dependent patients (≥ 4 units RBC / 8 weeks) and non-transfusion dependent patients (< 4 units RBC / 8 weeks) were enrolled and treated with open-label luspatercept, dosed subcutaneously once every 3 weeks. The primary outcome measure of the base study was the proportion of patients who have an erythroid response, defined as 1) a hemoglobin increase of ≥ 1.5 g/dL from baseline for ≥ 14 days (in the absence of RBC transfusions) in non-transfusion dependent patients, or 2) ≥ 20% reduction in RBC transfusion burden compared to pretreatment in transfusion dependent patients. The primary outcome measure of the long-term extension was the safety and tolerability assessed by adverse events.

Efficacy
Results in Transfusion Dependent (TD) Beta-Thalassemia Patients

RBC transfusion reduction over any 12 weeks versus 12 weeks pre-treatment	Response rate (% of patients)
	3-month base study (n=30)	Long-term extension study (n=24)
≥ 20%	80% (24/30)	96% (23/24)
≥ 33%	67% (20/30)	83% (20/24)
≥ 50%	53% (16/30)	67% (16/24)

Durability of Response:
In the long-term extension study, the duration of the reduction in transfusion burden of ≥ 33% ranged from 12 to 48+ weeks.

Results in Non-Transfusion Dependent (NTD) Beta-Thalassemia Patients

Hemoglobin (Hb) response over any 12 weeks versus 12 weeks pre-treatment	Response rate (% of patients) in patients treated with ≥ 0.6 mg/kg
	3-month base study (n=22)	Long-term extension study (n=27)
Increase in mean Hb ≥ 1.0 g/dL	64% (14/22)	78% (21/27)
Increase in mean Hb ≥ 1.5 g/dL	36% (8/22)	56% (15/27)

Durability of Response:
In the long-term extension study, the duration of hemoglobin increase (≥ 1.0 g/dL) ranged from 113 to 505+ days.

Improvement in patient-reported quality of life (QoL) measures in NTD patients:

•	Increases in mean hemoglobin over a 12-week period correlated (r=0.67, p=0.001) with increases in FACIT-F, a patient-reported outcome (PRO) questionnaire used to assess anemia related symptoms

Safety Results in TD and NTD Patients
TD Patients

•	There were no related serious adverse events and related grade 3 adverse events included: bone pain (n=2 base, n=1 extension), asthenia (n=2 base) and myalgia (n=1 extension)

•	The most common related adverse events (all grades) were bone pain, myalgia, arthralgia, headache, asthenia, and musculoskeletal pain
NTD Patients

•	There were no related serious adverse events and one grade 3 related adverse event of headache (n=1) in the extension study

•	The most common related adverse events were bone pain, headache, musculoskeletal pain and arthralgia

Luspatercept is an investigational product that is not approved for use in any country.

The BELIEVE Trial, a global Phase 3 study in regularly transfused beta-thalassemia patients, is currently enrolling.

The slides from the EHA beta-thalassemia presentations will be available immediately following the presentations at the conference on Acceleron's website (www.acceleronpharma.com) under the Science tab.

Acceleron EHA Conference Call Information

Acceleron will host a conference call and live webcast from EHA today at 8:00 a.m. EDT (2:00 p.m. CEST). To participate by teleconference, please dial 877-312-5848 (domestic) or 253-237-1155 (international) and refer to the Acceleron EHA Congress Review.

To access the live webcast, please select “Events & Presentations” in the Investor section on Acceleron’s website (www.acceleronpharma.com) at least 10 minutes beforehand to ensure time for any downloads that may be required.

An archived webcast recording will be available on the Acceleron website beginning approximately two hours after the event.

About Luspatercept

Luspatercept is a modified activin receptor type IIB fusion protein that acts as a ligand trap for members in the Transforming Growth Factor-Beta (TGF-beta) superfamily involved in the late stages of erythropoiesis (red blood cell production). Luspatercept regulates late-stage erythrocyte (red blood cell) precursor cell differentiation and maturation. This mechanism of action is distinct from that of erythropoietin (EPO), which stimulates the proliferation of early-stage erythrocyte precursor cells. Acceleron and Celgene are jointly developing luspatercept as part of a global collaboration. Acceleron and Celgene are enrolling Phase 3 clinical trials that are designed to evaluate the safety and efficacy of luspatercept in patients with myelodysplastic syndromes (the “MEDALIST” study) and in patients with beta-thalassemia (the “BELIEVE” study). For more information, please visit www.clinicaltrials.gov.

About Acceleron

Acceleron discovers and develops novel therapies to treat a wide range of rare diseases. Its pioneering research platform leverages the powerful biology behind the body’s ability to rebuild and repair its own cells and tissues. This innovative approach to drug discovery has generated four therapeutic candidates currently in clinical trials. Acceleron’s lead therapeutic candidate, luspatercept, is being evaluated in Phase 3 studies for the treatment of the hematologic diseases, myelodysplastic syndromes (MDS) and beta-thalassemia under a global partnership with Celgene Corp. Acceleron is also advancing clinical programs in the fields of oncology and neuromuscular diseases and has a comprehensive preclinical research effort targeting fibrotic and other serious diseases.

For more information, please visit www.acceleronpharma.com. Follow Acceleron on Social Media: @AcceleronPharma and LinkedIn.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

Forward-Looking Statements

Acceleron:
Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements about Acceleron's strategy, future plans and prospects, including statements regarding the development of luspatercept, the timeline for clinical development and regulatory approval of Acceleron’s compounds, the expected timing for the reporting of data from ongoing trials, and the structure of Acceleron’s planned or pending clinical trials. The words "anticipate," "appear," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that preclinical testing of Acceleron’s compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when Acceleron expects it to be, that Acceleron or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of Acceleron’s compounds, that the development of Acceleron’s compounds will take longer or cost more than planned, that the Company or Celgene may be delayed in initiating or completing any clinical trials, and that Acceleron's compounds will not receive regulatory approval or become commercially successful products.

Other risks and uncertainties include those identified under the heading "Risk Factors" included in Acceleron's Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on February 25, 2016, and other filings that Acceleron has made and may make with the SEC in the future. The forward-looking statements contained in this press release reflect Acceleron’s current views with respect to future events, and Acceleron does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Celgene:

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Contacts:

For Acceleron:
Investors:
Todd James, IRC, (617) 649-9393

Senior Director, Investor Relations and Corporate Communications

Media:
BMC Communications LLC
Brad Miles, (646) 513-3125

For Celgene:
Investors:
(908) 673-9628 investors@celgene.com

Media:
(908) 673-2275 media@celgene.com

Source: Acceleron Pharma, Celgene Corporation

# # #